Fairchild Semiconductor Completes Refinancing of Senior Credit Facility

South Portland, Maine – June 27, 2006 – Fairchild Semiconductor (NYSE: FCS), the leading global supplier of power semiconductors, announced today that it has completed the refinancing of its senior credit facility. The new $475 million facility includes a $375 million term B loan and a $100 million revolving line of credit and carries an interest rate of LIBOR plus 1.5%, a 25 basis point reduction for the term B loan and a 125 basis point decrease on the revolver. This new facility replaces the existing $444.4 million term B-3 loan and $180 million revolver and represents a $50 million net reduction in debt. Based on current LIBOR interest rates, the company expects to save approximately $2.5 million annually in pre-tax interest expenses from this debt reduction and more favorable interest rate.

“We’re pleased to complete this refinancing and $50 million pay down in debt,” stated Mark Frey, Fairchild’s executive vice president and CFO. “Our strong balance sheet and record of consistent cash flow enabled us to secure a very favorable interest rate. These actions exemplify Fairchild’s commitment to managing our balance sheet to deliver superior shareholder value.”

Special Note on Forward-Looking Statements:
The paragraphs above contain forward-looking statements that are based on management’s assumptions and expectations and that involve risk and uncertainty. Forward-looking statements usually, but do not always, contain forward-looking terminology such as “we believe,” “we expect,” or “we anticipate,” or refer to management’s expectations about Fairchild’s future performance. Many factors could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are the following: changes in overall global or regional economic conditions; changes in demand for our products; changes in inventories at our customers and distributors; technological and product development risks; availability of manufacturing capacity; availability of raw materials; competitors’ actions; loss of key customers; order cancellations or reduced bookings; changes in manufacturing yields or output; and significant litigation. These and other risk factors are discussed in the company’s quarterly and annual reports filed with the Securities and Exchange Commission (SEC) and available at the Investor Relations section of Fairchild Semiconductor’s web site at investor.fairchildsemi.com or the SEC’s web site at .

About Fairchild Semiconductor:
Fairchild Semiconductor (NYSE: FCS) is the leading global supplier of high-performance power products critical to today’s leading electronic applications in the computing, communications, consumer, industrial and automotive segments. As The Power Franchise®, Fairchild offers the industry’s broadest portfolio of components that optimize system power. Fairchild’s 9,000 employees design, manufacture and market power, analog & mixed signal, interface, logic, and optoelectronics products. Please contact us on the web at www.fairchildsemi.com.

Editorial Contacts:

Fairchild Semiconductor:

Fran Harrison
Corporate Communications
(207) 775-8576
Fax: (207) 775-8161
Email: fran.harrison@fairchildsemi.com

Fairchild Semiconductor:
Dan Janson
Investor Relations
(207) 775-8660
Fax: (207) 775-8014
Email: investor@fairchildsemi.com

Agency Contact:
Julianne Greenwood
CHEN PR
(781) 672-3137
Fax: (781) 466-8989
Email: jgreenwood@chenpr.com